Exhibit 10.1

«NUM»

NONSTATUTORY STOCK OPTION

Option Grant #«Option_Type» «NUM»

«First_Name» «Middle_Name» «Last_Name», Optionee:

GILEAD SCIENCES, INC. (the “Company”), pursuant to its 2004 Equity Incentive Plan, as amended (the “Plan”), has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company (the “Common Stock”). This option is not intended to qualify and will not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

The details of your option are as follows:

1. The total number of shares of Common Stock subject to this option is «Shares_Granted». Subject to the limitations contained herein, this option shall become exercisable over the period described below:

Shares	Vest Type	Full Vest Date	Expiration
«Shares_Period_1»	«Vest_Type_Period_1»	«Vest_Date_Period_1»	«Expiration_Date_Period_1»
«Shares_Period_2»	«Vest_Type_Period_2»	«Vest_Date_Period_2»	«Expiration_Date_Period_2»
«Shares_Period_3»	«Vest_Type_Period_3»	«Vest_Date_Period_3»	«Expiration_Date_Period_3»
«Shares_Period_4»	«Vest_Type_Period_4»	«Vest_Date_Period_4»	«Expiration_Date_Period_4»
«Shares_Period_5»	«Vest_Type_Period_5»	«Vest_Date_Period_5»	«Expiration_Date_Period_5»
«Shares_Period_6»	«Vest_Type_Period_6»	«Vest_Date_Period_6»	«Expiration_Date_Period_6»

The number of shares noted on the first line above, if any, will fully vest on the first anniversary of the grant date, as noted by the date listed under “Full Vest Date”. With respect to each subsequent line, the shares listed, if any, will fully vest in equal quarterly installments, beginning one quarter after the Full Vest Date on the previous line and ending on the corresponding Full Vest Date for the shares at issue. Fractional shares will be rounded down to the nearest whole number.

2. (a) The exercise price of this option is US Dollars «Option_Price» per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

    (b) Payment of the exercise price per share is due in full in cash upon exercise of all or any part of each installment which has become exercisable by you. Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock.

3. In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.

4. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the US Securities Act of 1933 (the “Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

5. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on «Expiration_Date_Period_1» (which date shall be no more than ten (10) years from the date this option is granted).

In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of your Continuous Active Service (as described in Section 2(o) of the Plan) with the Company or an affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:

(a) such termination of Continuous Active Service occurs after you have completed three (3) or more years of Continuous Active Service and your age plus years of Continuous Active Service equal seventy (70) or more, in which event the option shall terminate on the earlier of the termination date set forth above or one (1) year following such termination of Continuous Active Service; or

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(b) such termination of Continuous Active Service is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of Continuous Active Service; or

(c) such termination of Continuous Active Service is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months after your death; or

(d) during any part of such three (3)-month period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of Continuous Active Service; or

(e) exercise of the option within three (3) months after termination of your Continuous Active Service with the Company or with an affiliate would result in liability under Section 16(b) of the US Securities Exchange Act of 1934, in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Active Service with the Company or an affiliate.

However, this option may be exercised following termination of Continuous Active Service only as to that number of shares as to which it was exercisable on the date of termination of Continuous Active Service under the provisions of paragraph 1 of this option.

6. (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents or representations as the Company may then require pursuant to subparagraph 9(b) of the Plan. Copies of the notice of exercise form are available on from the Stock Plan Administrator.

    (b) By exercising this option you agree that the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of this option; (ii) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (iii) the disposition of shares acquired upon such exercise.

7. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

8. This option is not an employment or service contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or of the Company to continue your service with the Company. In the event that this option is granted to you in connection with the performance of services as a consultant or director, references to employment, employee and similar terms shall be deemed to include the performance of services as a consultant or a director, as the case may be, provided, however, that no rights as an employee shall arise by reason of the use of such terms.

9. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

10. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of paragraphs 5, 6, 7, and 8 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

11. This option and the Plan set forth all of the rights and liabilities with respect to this option.

12. This option is the entire understanding between the optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of any stock options previously granted to the optionee under the Plan, the Company’s 1987 Stock Purchase Plan,

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the Company’s 1987 Incentive Stock Option Plan, the Company’s 1987 Supplemental Stock Option Plan, the Company’s 1991 Stock Option Plan, the Company’s 1995 Non-Employee Directors’ Stock Option Plan, the rights to purchase stock granted to the optionee under the Company’s 1991 Employee Stock Purchase Plan or any stock options originally granted to the optionee under the Vestar, Inc. 1988 Stock Option Plan, the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan or the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan.

Dated «Option_Date»

Very truly yours,

GILEAD SCIENCES, INC.

By:
John C. Martin
President and Chief Executive Officer

ATTACHMENT:

2004 Equity Incentive Plan

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